                                                                 EXHIBIT h(4)(c)


                             MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 1st day of July, 2003, between AIM Equity Funds (the "Trust"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding interest, taxes, dividend expense on short sales, fund merger and reorganization expenses, extraordinary items, including other items designated as such by the Board of Trustees, and increases in expenses due to expense offset arrangements, if any) of a class of a Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the date set forth on Exhibit "A" only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Trust and AIM agree to review the then-current waivers or expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or AIM terminates the waivers or limitations, or the Trust and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Trust and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Trust and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and AIM agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                  AIM Equity Funds,
                                  on behalf of each Fund listed in Exhibit "A" to this Memorandum of Agreement

                                  By:     /s/ Robert H. Graham
                                          -------------------------------------

                                  Title:  President
                                          -------------------------------------



                                  A I M Advisors, Inc.


                                  By:     /s/ Mark H. Williamson
                                          -------------------------------------

                                  Title:  President
                                          -------------------------------------


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                                   EXHIBIT "A"

                                AIM EQUITY FUNDS



FUND                                EXPENSE LIMITATION          COMMITTED UNTIL
----                                ------------------          ---------------

AIM Diversified Dividend Fund
         Class A                           1.50%                October 31, 2004
         Class B                    (See Note 1 below)          October 31, 2004
         Class C                    (See Note 1 below)          October 31, 2004


NOTE 1:           The amount equal to Total Annual Fund Operating Expenses
                  (as calculated in the Fund's financial statements less expense exclusions listed in the Memorandum of Agreement) less the basis point amounts necessary to limit Class A shares' Total Annual Fund Operating Expenses to 1.50%.